                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                            CERION TECHNOLOGIES INC.
         ----------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
         ----------------------------------------------------------
                         (Title of Class of Securities)


                                  156916-10-8
         ----------------------------------------------------------
                                 (CUSIP Number)




--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages
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CUSIP NO. 156916-10-8                   13G                    PAGE 2 OF 4 PAGES



--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Nashua Corporation
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)   [ ]
                                                               (b)   [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER

                          2,599,000
    NUMBER OF      -------------------------------------------------------------
      SHARES       6.     SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
       EACH        -------------------------------------------------------------
    REPORTING      7.     SOLE DISPOSITIVE POWER
      PERSON
       WITH               2,599,000
                   -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,599,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                      [ ]

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        37%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 156916-10-8                  13G                     PAGE 3 OF 4 PAGES



Item 1.  (a)   Name of Issuer:

                  CERION TECHNOLOGIES INC.

         (b)   Address of Issuer's Principal Executive Offices:

                  Mr. Richard Clark
                  Vice President - Finance and Treasurer
                  Cerion Technologies Inc.
                  1401 Interstate Drive
                  Champaign, IL 68121-1090

Item 2.  (a)   Name of Person Filing:

                  Nashua Corporation
                  (Cerion Holdings Inc. merged into Nashua Corporation on June 24, 1997)

         (b)   Address of Principal Business Office or, if none, Residence:

                  44 Franklin Street
                  Nashua, NH 03060

         (c)   Citizenship:

                  Delaware

         (d)   Title of Class of Securities:

                  Common Stock

         (e)   CUSIP Number:

                  156916-10-8

Item 3. If the statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the filing person is a:

               Inapplicable

Item 4.  Ownership

         (a) Amount Beneficially Owned: 2,599,000 shares
         (b) Percent of Class: 37%
         (c) Number of shares as to which such person has:
             (i)   sole power to vote or to direct the vote: 2,599,000
             (ii)  shared power to vote or to direct the vote: 0
             (iii) sole power to dispose or to direct the disposition of:
                   2,599,000
             (iv)  shared power to dispose or to direct the disposition of: 0




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CUSIP NO. 156916-10-8                    13G                   PAGE 4 OF 4 PAGES



ITEM 5.  Ownership of Five Percent or Less of a Class.

               Inapplicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Inapplicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               Inapplicable

Item 8.  Identification and Classification of Members of the Group.

               Inapplicable

Item 9.  Notice of Dissolution of Group.

               Inapplicable

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 13, 1998                    NASHUA CORPORATION



                                           By: /s/ Daniel M. Junius
                                               ---------------------------
                                               Daniel M. Junius
                                               Vice President - Finance
                                               Chief Financial Officer and
                                               Treasurer



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